Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA
AVOCATS AU BARREAU DE PARIS
2, RUE SAINT-FLORENTIN • 75001 PARIS
TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001
WWW.JONESDAY.COM

December 7, 2020

Nanobiotix S.A.
60, rue de Wattignies
75012 Paris, France

Re:  Registration Statement on Form F-1, as amended (No. 1)
relating to the Initial Public Offering of up to 7,475,000 Ordinary Shares of Nanobiotix S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Nanobiotix S.A. (the “Company”), a French société anonyme, in connection with the initial public offering and sale by the Company of up to 7,475,000 ordinary shares (the “Ordinary Shares”), par value €0.03 per share, each represented by American Depositary Shares, pursuant to the underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company and Jefferies LLC, Evercore Group, L.L.C. and UBS Securities LLC, acting as the representatives of the several underwriters to be named in Schedule A to the Underwriting Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Ordinary Shares, when issued and delivered by the executive board of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of November 30, 2020 pursuant to the Underwriting Agreement against full payment of their subscription price as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Nanobiotix S.A.
December 7, 2020

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form F-1, as amended (No. 1) (the “Registration Statement”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day